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                                                                    EXHIBIT 12.1

                                    Successor      Predecessor ----------------------------------------------------------/
                                  3 months ended  9 months ended
FIXED CHARGES:                      12/31/2004     9/30/2004 (1)     12/31/2003       12/31/2002       12/31/2001     12-31-2000
                                  --------------  --------------    ------------     ------------     ------------   ------------
Pre-tax income from continuing
operations                          (24,041,757)      12,717,428    (291,817,296)    (176,947,823)    (113,481,687)   (39,123,673)

Earnings                            (19,227,467)      26,281,823    (240,827,587)    (110,426,625)     (82,971,769)   (27,685,635)

Fixed charges:
     Interest                         3,554,688        8,701,555      43,606,248       62,287,011       32,893,127     11,086,662
     Amortization of loan
      acquisition costs                 131,346                -       1,852,456        2,750,829        1,119,670        707,204
     Interest element of rental
      expense                         1,202,485        3,625,595       4,707,457        4,872,533        2,792,130      1,008,395
                                   ------------   --------------    ------------     ------------     ------------   ------------
   Total Fixed charges                4,888,519       12,327,150      50,166,161       69,910,373       36,804,927     12,802,261
                                   ------------   --------------    ------------     ------------     ------------   ------------

                                   ------------   --------------    ------------     ------------     ------------   ------------
Deficiency of earnings to fixed
charges                             (24,115,986)      13,954,673    (290,993,748)    (180,336,998)    (119,776,696)   (40,487,896)
                                   ============   ==============    ============     ============     ============   ============

Ratio of earnings to fixed
 charges                                                    2.13

(1) - Pre-tax income from operations does not include cancellation of debt income or the gain from fresh start adjustments